EXHIBIT 99.A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value of $0.0001 per share, of Tuniu Corporation, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 13, 2017	Gobi Fund II, L.P.

/s/ Wai Kit Lau
Name: Wai Kit Lau
Title: Director of its General Partner

Gobi Ventures, Inc.

/s/ Wai Kit Lau
Name: Wai Kit Lau
Title: Director

/s/ Wai Kit Lau
Wai Kit Lau

/s/ Chuan Chung Wang
Chuan Chung Wang